Exhibit 99.1

Contacts:

At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2008

Company Comments on Distribution Strategy and Expense Reduction Initiative

Tewksbury, Mass., March 26, 2009 – Cambridge Heart, Inc. (OTCBB: CAMH), today reported results for its fourth quarter and year ended December 31, 2008. Full financial statements and corresponding commentary can be found in the Company’s Form 10-K, which is expected to be filed with the Securities and Exchange Commission on March 31, 2009. The following financial, strategic and clinical milestones highlighted the fourth quarter and subsequent weeks:

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Revenue – Sequentially, revenue for the fourth quarter was $1,012,000, compared to $1,122,000 in the third quarter of 2008. Domestic sales and placements of the Heartwave II systems were 19 for the fourth quarter, and included 6 placements under the Company’s technology placement program. This compares to 23 units sold in the third quarter of 2008.

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Distribution Strategy – As previously stated, the Company believes that its direct sales and marketing efforts should be augmented by third party distribution relationships in order to accelerate the adoption of its Alternans technology and more fully realize the market opportunity. The Company is currently in negotiations with potential distribution partners and will provide an update upon the conclusion of these activities.

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Cost Restructuring – In order to position the Company to operate more efficiently in the face of challenging economic conditions and to focus its resources to take advantage of strategic opportunities, the Company has implemented an expense reduction initiative. This initiative, in conjunction with previous measures, includes a 33% reduction in headcount from 46 FTE’s in the fourth quarter of 2008, and is expected to result in cash savings of approximately $500,000 per quarter. The reduction in headcount, which affects all of the Company’s operational areas, includes a restructuring of the direct sales organization to improve cost effectiveness.

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Clinical Study Update – Five articles supporting the use of Microvolt T-Wave Alternans™ (MTWA) testing were published in a supplement to the March 2009 issue of the Heart Rhythm journal. Featured in the supplement is a comprehensive meta-analysis of 6,000 patients confirming the value of MTWA as a non-invasive marker of risk for sudden cardiac arrest (SCA). The meta-analysis authors concluded that 1) patients who test positive for MTWA are 14 times more likely to die from SCA than a MTWA negative patient, 2) patients who test negative for MTWA are at extremely low risk (0.3% annually) for SCA, 3) MTWA testing can assist physicians in guiding ICD therapy to appropriate patients, and overcome patient and referring physician reluctance to accept this ICD therapy, and 4) ICD shocks are an unreliable surrogate endpoint for SCA in clinical trials and may skew risk stratification studies.

Commenting on the results of the quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “The relatively flat sequential revenue result in the fourth quarter underscores our need to access broader and more established distribution channels. This strategy will position us to accelerate the adoption and utilization of our technology.” In addition, Haghighi-Mood also stated, “The corporate restructuring that has been implemented allows us to best utilize our resources, and will result in immediate and significant cash savings.”

Financial Results for the three and twelve-month periods ended December 31, 2008

Total revenue for the three months ended December 31, 2008 was $1,012,000, a decrease of 54% from total revenue of $2,191,000 reported during the same period of 2007. On a sequential basis, total revenue decreased $110,000 or 10%, from total revenue of $1,122,000 for the quarter ended September 30, 2008. The decrease in revenue compared to the 2007 period was the result of a number of factors, including challenges with the St. Jude Medical co-marketing relationship, and the subsequent rebuilding of our own direct sales pipelines. The sequential decrease in revenue, in large part, reflects the continued worsening of the macro economic conditions.

Cost of sales for the fourth quarter of 2008 was $1,497,000 compared to $779,000 in the same period in 2007, and included a $921,000 charge to reserve for potentially excess inventory. The reserve is based on the uncertainty that we will realize the full value of the inventory over the next twelve months. The inventory increased in order to satisfy our contractual obligations under the Co-Marketing Agreement with St. Jude Medical. Excluding this reserve for excess inventory, the gross margin, as a percent of revenue, for the fourth 2008-quarter was 43% compared to 64% in 2007. The decrease in gross margin from the prior year is primarily attributable to lower sales volume relative to our fixed manufacturing costs.

Selling, general and administrative expenses for the fourth quarter of 2008 were $2,375,000, a decrease of $1,128,000, or 32%, compared to $3,504,000 in the fourth quarter of 2007. The decrease in SG&A expense is primarily due to lower variable sales costs, and reduced marketing costs compared to the prior year, which included certain marketing expenses in connection with the Co-Marketing Agreement with St. Jude Medical. General and administrative expenses also decreased compared to the prior year, primarily as a result of lower business insurance expense and consulting costs.

The operating loss for the fourth quarter of 2008 was $3,009,000, compared to an operating loss of $2,224,000 for the same period last year. Included in the operating loss for the fourth quarter of 2008 was $588,000 of non-cash stock-based compensation expense, and the $921,000 reserve for potentially excess inventory. Excluding the inventory reserve, the operating loss for the fourth quarter of 2008 was $2,089,000. The net loss for the quarter was $2,981,000, or $0.05 per share, compared to a net loss of $2,048,000, or $0.03 per share, in the comparable 2007 period.

For the twelve months ended December 31, 2008, total revenue was $4,239,000, a decrease of $5,868,000, or 58%, compared to total revenue of $10,106,000 for the same period in 2007. Year-to-date gross margin as a percent of revenue was 25% compared to 65% last year. Excluding the reserve for potentially excess inventory, the gross margin for 2008 was 47%. Selling, general and administrative expenses for the twelve-month period in 2008 were $10,862,000 compared to $15,903,000 in 2007. The operating loss for 2008 of $10,344,000, which included the $921,000 inventory reserve, increased $449,000 compared to an operating loss of $9,895,000 for the same period in the prior year. The operating loss for the 2008 twelve-month period included $2,541,000 in non-cash stock based compensation expense. The net loss for the twelve-months ended December 31, 2008 was $10,030,000, or $0.16 per share, compared to a net loss of $9,210,000, or $0.14 per share, during the same period in 2007.

The Company ended the fourth quarter with cash and cash equivalents of $6,207,000. The cash used by operations was $1,780,000 and $5,685,000, respectively, for the three and twelve months ended December 31, 2008.

The Company currently has a total of 69.2 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock purchased by investors in 2003 and Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 8.2 million common equivalent shares, bringing the fully diluted share count to 77.4 million common equivalent shares.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers noted above.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.

http://www.cambridgeheart.com.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K/A under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended December 31,		Twelve months ended December 31,
	2007	2008	2007	2008
		(unaudited)		(unaudited)
Revenue	$2,190,969	$1,012,197	$10,106,408	$4,238,743
Cost of goods sold	778,520	1,496,679	3,583,705	3,178,849

Gross profit	$1,412,449	$(484,482)	$6,522,703	$1,059,894
Costs and expenses
Research and development	132,507	149,401	515,182	542,102
Selling, general and administrative	3,503,656	2,375,474	15,902,866	10,861,678

Total Operating Expenses	$3,636,163	$2,524,875	$16,418,048	$11,403,780
Loss from operations	$(2,223,714)	$(3,009,357)	$(9,895,345)	$(10,343,886)
Interest income	176,940	46,397	698,807	356,941
Interest expense	(1,388)	(18,021)	(13,417)	(43,144)

Net Loss	$(2,048,162)	$(2,980,981)	$(9,209,955)	$(10,030,089)
Net Loss attributable to common shareholders	$(2,048,162)	$(2,980,981)	$(9,209,955)	$(10,030,089)

Net loss per common share—basic and diluted	$(0.03)	$(0.05)	$(0.14)	$(0.16)

Weighted average shares outstanding—basic and diluted	64,543,021	64,543,021	64,420,227	64,543,021

Balance Sheet	December 31, 2007	December 31, 2008
		(unaudited)
Assets
Cash & cash equivalents	$866,510	$6,207,074
Marketable securities	11,200,000	—
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	1,947,892	766,879
Inventory	2,405,144	1,455,330
Other prepaid assets	70,726	123,080

Total current assets	16,590,272	8,652,363
Fixed assets, net	132,571	358,434
Restricted cash, net of current portion	400,000	400,000
Other assets	67,766	47,845

Total assets	$17,190,609	$9,458,642

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued expenses	$1,983,373	$1,750,700
Debt, current portion	11,151	11,135

Total current liabilities	1,994,524	1,761,835
Debt, long-term portion	38,256	27,121

Total liabilities	$2,032,780	$1,788,956

Convertible preferred stock	$11,677,108	$11,678,244

Stockholders' equity
Common stock	64,718	65,017
Additional paid-in-capital	82,030,007	84,570,518
Accumulated deficit	(78,614,004)	(88,644,093)

Total stockholders' equity (deficit)	3,480,721	(4,008,558)

Total liabilities and stockholders' equity (deficit)	$17,190,609	$9,458,642

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